Exhibit 4.2

AMENDMENT OF AGREEMENT AND ASSIGNMENT OF REGISTRATION RIGHTS

This Amendment of Agreement and Assignment of Registration Rights (this “Amendment”) is entered into and effective as of March 9, 2004 by and between United PanAm Financial Corp., a California corporation (the “Company”), BVG West Corp., a California corporation (the “General Partner”), Pan American Financial, L.P., a Delaware limited partnership (the “Partnership”), and Guillermo Bron, as trustee (the “Trustee”) of the PAFLP Liquidating Trust, a trust created under Delaware law (the “Liquidating Trust”), with respect to the facts and circumstances recited below.

RECITALS

WHEREAS, the Partnership was formed in 1994 for the sole purpose of owning and holding shares of the Company’s common stock, no par value per share (the “Common Stock”), and, as of September 30, 2003, was the record owner of 8,681,250 shares of the Company’s Common Stock;

WHEREAS, the Partnership is in the process of being dissolved, and, in connection with that dissolution and the subsequent liquidation of the Partnership, the Partnership entered into a trust agreement with the Trustee creating the Liquidating Trust for the sole purpose of effecting an underwritten offering of up to 4,500,000 shares of the Company’s Common Stock;

WHEREAS, the Company and the Trustee thereafter entered into a Registration Rights Agreement dated as of November 11, 2003 (the “Agreement”) pursuant to which the Company provided certain registration rights to the Liquidating Trust, including the right to assign such registration rights under specified circumstances. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement;

WHEREAS, the Partnership and the Liquidating Trust have determined that, in order to facilitate the offering, the offering should be conducted directly by the Partnership rather than through the Liquidating Trust and the Liquidating Trust therefore desires to transfer and assign the registration rights under the Agreement to the Partnership; and

WHEREAS, the Company, the Partnership, the General Partner and the Trustee desire to enter into this Amendment in order to assign such registration, information rights and other rights under the Agreement to the Partnership.

NOW, THEREFORE, in accordance with the foregoing recitals, and as consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, the Partnership, the General Partner and the Trustee hereby agree as follows:

AGREEMENT

1. Assignment. The Trustee and the Company hereby acknowledge that a demand for registration has been made pursuant to Section 1.2 of the Agreement and that a registration statement (SEC File No. 333-110478) has been filed with the Securities and Exchange Commission by the Company based upon such demand. Pursuant to Section 1.11 of the Agreement, the Liquidating Trust hereby assigns and transfers all of its rights, duties and obligations under the Agreement to the Partnership and the Partnership hereby accepts and assumes such rights, duties and obligations from the Liquidating Trust including, without limitation, the obligation pursuant to Section 1.08 of the Agreement to pay Registration Expenses including Registration Expenses incurred or accrued prior to the date hereof.

2. Release. The Liquidating Trust hereby releases the Company from any further obligation or liability under the Agreement.

3. Amendment to Section 1.01(f). Section 1.01(f) of the Agreement is amended to read in its entirety as follows:

“The term “Registrable Securities” means: (i) up to 4,500,000 shares of the Company’s Common Stock owned by the Partnership; and (ii) any securities of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock referred to in (i) above; provided, however, that any Registrable Securities sold by a person in a public transaction pursuant to a registered offering under the 1933 Act or pursuant to Rule 144 promulgated thereunder, or in a private transaction in which its rights under this Section 1 are not assigned, cease to be Registrable Securities.”

4. Amendment to Section 1.03. Section 1.03 of the Agreement is amended to read in its entirety as follows:

“If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Partnership or its limited partners) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or (iii) solely in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give the General Partner written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of the General Partner given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 2.03, the Company shall use commercially reasonable efforts to include in its registration and cause to be registered under the 1933 Act all of the Registrable Securities that the General Partner has requested to be registered.”

5. Amendment to Section 1.06(a). Section 1.06(a) of the Agreement is amended to read in its entirety as follows:

“The Partnership is a Delaware partnership in good standing under Delaware law and has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Partnership and is a legal, valid and binding agreement of the Partnership.

6. Amendment to Section 1.06(b). Section 1.06(b) of the Agreement is amended to read in its entirety as follows:

“The Partnership is not in violation of the Partnership Agreement and the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Partnership will not conflict with or constitute a default under: (i) the Partnership Agreement; or (ii) any material agreement to which the Partnership is a party or to which the properties of Partnership are bound; or (iii) any law, rule or regulation applicable to the Partnership; or (iv) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Partnership.”

7. Amendment to Section 1.06(e). Section 1.06(e) of the Agreement is hereby amended to read in its entirety as follows:

“The Partnership possesses good, valid and marketable title to the Registrable Securities, free and clear of any security interests, liens, equities, claims, encumbrances or adverse interests of any kind; the Registrable Securities were acquired by the Trustee in a transaction or transactions which complied with applicable federal and state laws and the provisions of the Partnership Agreement.”

8. Amendment to Section 1.08. Section 1.08 of the Agreement is amended to read in its entirety as follows:

“Regardless of whether an offering is consummated, the Partnership shall (i) reimburse the Company for all Registration Expenses incurred in connection with registration pursuant to Section 1.02 upon the earlier to occur of (A) the closing of the underwritten offering or (B) September 30, 2004, and (ii) bear all Selling Expenses attributable to Registrable Securities; provided, however, that if the Company does not fulfill its obligations under Sections 1.02 and 1.03 solely as a result of any failure by the Company to use its commercially reasonable efforts to perform the actions which it is required to perform thereunder, or a wrongful refusal by the Company to comply with any material term or fulfill any material condition which is applicable to it thereunder, the Company agrees in that event to reimburse the Partnership for any Registration Expenses reimbursed or reasonably incurred by it, as the case may be, in connection therewith. Commencing September 30, 2004, Registration Expenses incurred by the Company after that date, if any, shall be reimbursed by the Partnership to the Company periodically, upon the 10th of each month for Registration Expenses incurred in the prior month. The Company’s obligations under this Agreement shall be conditioned upon the receipt of such reimbursement from the Partnership and, if requested by the Company, the terms of such reimbursement shall be reflected in the Underwriting Agreement.”

9. Amendment to Section 1.12. Section 1.12 of the Agreement is amended to read in its entirety as follows:

“The Partnership agrees that, in connection with the underwritten public offering of the Company’s Common Stock, upon request of the Company or the underwriters managing such underwritten offering of the Company’s Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock of the Company (other than those Common Stock shares included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters and as is agreed to by each beneficial owner of 10% or more of the Company’s Common Stock and each officer and director of the Company; provided, however, that the Partnership shall be released from any such agreement at the same time that such officers, directors or beneficial owners may be released. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Liquidating Trust (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period; provided further, however, that the Company shall have no obligation other than to use its commercially reasonable efforts to obtain any similar agreement from the limited partners if requested by such underwriters.”

10. Amendment to Section 2.03. Section 2.03 of the Agreement is amended to read in its entirety as follows:

“All notices, consents or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed as set forth below. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the other party as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

If to the Company:	United Pan Am Financial Corp. Attn: Ray Thousand, President 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Facsimile: 949-224-1912 Telephone: 949-224-1278

If to the Partnership:	BVG West Corporation, General Partner Attn: William Bron, President 1901 Avenue of the Stars, Suite 470 Los Angeles, CA 90067 Facsimile: 310-277-7582 Telephone: 310-788-5700”

11. References. All other references in the Agreement to “Liquidating Trust” are hereby changed to read “Partnership” and all other references to “Trustee” are changed to read “General Partner.”

12. Effect of Amendment. Except as amended hereby, the Prior Agreement is hereby confirmed in all respects.

13. Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile. This Amendment shall be governed by and construed under the laws of the State of California, other than its principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY:	UNITED PAN AM FINANCIAL CORP. /s/ RAY C. THOUSAND Name: Ray Thousand, President

LIQUIDATING TRUST:	PAFLP LIQUIDATING TRUST /s/ GUILLERMO BRON Name: Guillermo Bron, Trustee

GENERAL PARTNER:	BVG WEST CORPORATION. /s/ GUILLERMO BRON Name: Guillermo Bron, President

PARTNERSHIP:	PAN AMERICAN FINANCIAL L.P. /s/ GUILLERMO BRON Name: Guillermo Bron, President BVG West Corporation, General Partner

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